EXHIBIT 99.2
OPENTV CORP. Q4 2005 Investor Conference Call
Transcript of Prepared Remarks
May 10, 2006
2:00 p.m. PST
Operator
Good day, ladies and gentlemen. Thank you for standing by. Welcome to the OpenTV Corp. first-quarter 2006 earnings conference call. My name is Carlo and I will be your coordinator for today’s presentation. (Operator Instructions). I would now like to turn the presentation over to your host for today’s conference, Mark Beariault, Deputy General Counsel. Please proceed.
Mark Beariault — OpenTV Corp. — Deputy General Counsel
Thank you, Operator. Good afternoon and welcome to OpenTV’s first-quarter 2006 financial results call. I would like to remind you that during this call, members of OpenTV’s management, in addition to discussing the actual results of this past quarter, will be making some forward-looking statements. These forward-looking statements are based on our current expectations and beliefs and are subject to a number of factors and uncertainties that could cause our actual results to differ materially from those described in these forward-looking statements.
For example, our ability to expand our markets, to extend our product offerings into new markets, such as IPTV, to launch our products in more complex networks or to maintain positive momentum, are forward-looking statements. For a detailed discussion of the factors and uncertainties that could cause actual results to differ materially from those described in these forward-looking statements, please refer to the risk factors described in our Form 10-K and the other documents and reports that we file from time to time with the Securities and Exchange Commission.
Those documents and reports can be viewed on our web site or on the SEC’s web site. We undertake no obligation to update or revise any of our forward-looking statements, whether as a result of new information, future events, or otherwise.
In addition, during this call, we will also refer to certain non-GAAP financial measures, such as adjusted EBITDA and contribution margins from our segments that management believes are helpful in understanding our business and performance. We’ve included a reconciliation of those measures to GAAP measures in our earnings release, which was issued earlier today. That information is also made available on the Investor Relations page of our website. We will also make available a web cast replay of this conference call on our web site. With that, I will turn the call over to Jim Chiddix, Chairman and Chief Executive Officer of OpenTV.
Jim Chiddix — OpenTV Corp. — Chairman, CEO
Thank you, Mark, and welcome everyone to our first-quarter 2006 earnings call. Also joining me today is Shum Mukherjee, Executive Vice President and CFO.
The results we reported today, on the heels of an impressive end to 2005, reinforce our confidence for the remainder of the year. We are seeing solid revenue growth, positive adjusted EBITDA and a significant amount of interest in our offerings in technology. Shum will review our financial results in detail, and then I will provide some comments on our strategic direction. After that, we will open up the call to questions. We’re going to keep our formal comments rather brief today seeing that we just hosted our fourth-quarter earnings call seven weeks ago. Shum?

Shum Mukherjee — OpenTV Corp. — EVP, CFO
Thank you, Jim. Before getting into a review of our first-quarter financial results, I just wanted to remind everyone again that for the revenue portion of our presentation and our financial statements, we are now showing two revenue line items rather than four. The first is “Royalties and Licenses,” and the second is “Services and Other.” As I noted last quarter, we think this presentation is more consistent with other companies in the software space and also allows us to allocate costs against these items with greater specificity and clarity in our presentation.
First-quarter revenues were $24.9 million, an increase of 9.2% over revenues of $22.8 million reported in the first quarter of 2005. On a sequential basis, revenues increased 7.3% over the $23.2 million for the fourth quarter ended December 31, 2005. Revenue during the quarter were equally strong across all three segments, including Middleware and Integrated Technologies, Applications and BettingCorp.
Contribution margin for the first quarter of 2006 was $6.1 million. This represents an increase of 5.2% over first quarter 2005’s contribution margin of $5.8 million. Subtracting unallocated corporate overhead from contribution margins gets us to Adjusted EBITDA, before unusual items, which is a financial metric we used to evaluate performance. Adjusted EBITDA, before unusual items, for the 2006 first quarter was $0.8 million, which is $1 million higher than the $200,000 loss reported for the same period last year. First-quarter Adjusted EBITDA, before unusual items, was the same as in the fourth quarter of 2005. Net loss for the first quarter was $3.1 million, or $0.02 a share, compared with $3.3 million, or $0.03 a share, a year ago. Net loss for this quarter included $1.1 million or $0.01 a share in stock-based compensation costs under new option accounting rules.
We also report our business results in three segments: Middleware and Integrated Technologies, Applications, and BettingCorp. While these segments cross revenue and cost line items, we report them as separate segments because that is the way we look at them internally when assessing our business performance.
Revenues in our Middleware and Integrated Technologies segment increased by 4.3% to $19.6 million compared to $18.8 million last year. About 80% of Middleware revenues were from royalties and licenses, with the remaining 20% from services and other. Our contribution margin was $7.5 million for the first quarter — this was down from $9.2 million a year ago due to higher expenses related to headcount and headcount-related costs, and higher consulting and subcontractor cost associated with professional service engagements. While down from a year ago, the result is consistent with our expectations as we continue to add staff in support of ongoing and anticipated growth. Overall, Middleware remains nicely profitable and we’re seeing good trends.
Our Applications segment includes our traffic and billing products, interactive advertising, NASCAR, PlayJam and other applications. Revenues in this segment were $4.3 million for the quarter compared to $3.1 million in 2005. Applications segment results include the contribution from CAM Systems, which we acquired in September last year, and has performed in line with our expectations. We also continue to drive down costs in this segment, which has helped contribute to a narrower contribution loss.
Lastly, revenues for our BettingCorp segment increased 11% to $1 million in the first quarter of 2006. The increase was due to higher usage on the BSkyB system. Contribution loss also narrowed in this segment as we reduced infrastructure and bandwidth costs.
Looking at expenses across the company, our cost of services related to royalties was flat with the year-ago quarter. Cost of services related to Services and Other increased as a percentage of revenues due to the reallocation of R&D staff to the services business as well as the impact of adopting FAS 123(R). Total operating expenses in the first quarter were down slightly versus the 2005 first quarter at $16.9 million. R&D expenses decreased 4.3% due to the reallocation of staff to cost of services. Sales and marketing expenses decreased 18.6% due to lower headcount and related expenses. Offsetting these declines were higher G&A expense, which were up to $5.3 million from $4.2 million in the 2005 first quarter. Factors affecting G&A included: professional fees for consulting and for work related to our audit and Sarbanes-Oxley compliance requirements in connection with our year-end audit, higher headcount costs, and the impact of FAS 123(R).
Overall, the FAS 123(R) impact was $1.1 million, with approximately half of that on the G&A line, and the balance split between R&D, sales and marketing, and cost of services and other.
We continue to have a solid balance sheet. Our cash flow from operations for the three months ended March 31, 2006 was a cash usage of $2 million compared to cash inflow from operations of $2.2 million in the first quarter of 2005. Operating cash flow in Q1 of 2006 was primarily impacted by a delay in collecting around $3 million of receivables from two customers. These receivables were collected in the first two weeks of April 2006, and the balance of our cash portfolio was $65 million on April 30, 2006 compared to $61.6 million on March 31. Working capital was approximately $39 million at the end of the quarter, and we have no long-term or short-term debt.
Before wrapping up my comments and reviewing our full-year financial guidance, I wanted to bring to your attention one other item that was noted in our 10-K. In January 2006, Sun Microsystems converted 7.5 million exchangeable shares of one of our subsidiaries into Class B OpenTV shares. We recorded this transaction as a purchase of a minority interest and booked goodwill of $17.4 million in Q1 of 2006. In addition, our outstanding shares increased from 128 million to 136 million, primarily as a result of this transaction. Subsequently, in April 2006, Sun converted its Class B shares into Class A shares.
Now, moving on to our full-year guidance, based on the first-quarter results, we remain comfortable with the 2006 outlook that we provided on our fourth-quarter conference call. I’ll recap that briefly here. Without significant business changes, we currently expect full-year 2006 revenues to increase around 15-20% compared to full year 2005. Middleware will continue to be a driver of our growth in 2006 and beyond. Middleware continues to represent a majority of our revenues, and contribution margins will continue to be very healthy in this segment. With ongoing investments in our other segments, and with our current levels of corporate overhead, there are still opportunities for us to leverage the EBITDA margins from the middleware segment more effectively for the overall corporate bottom line if we choose to do that. Based on our current model, we would expect to report modest positive adjusted EBITDA for the full year, though there might be some variability to that on a quarter-to-quarter basis.
In summary, we had another solid quarter, driven by strong revenue growth. We continue to remain pleased with our overall financial and strategic direction. I would now like to turn the call over to Jim who will provide an update on our operational progress and opportunities that lie ahead. Jim?
Jim Chiddix — OpenTV Corp. — Chairman, CEO
Thank you, Shum. OpenTV’s solid first quarter continues the favorable results posted at the end of 2005 and confirms that the business is heading in the right direction. What I want to do now is spend a few minutes discussing our operational strategy and business developments.
We had a very encouraging showing at the NCTA this year in early April, and I think those of you that were able to stop by our booth would agree. Traffic this year was particularly high and we received much interest from both domestic and international cable operators. Part of the reason is that we demonstrated several offerings that are squarely on target with the industry’s focus right now. This included showcasing both Time Warner’s electronic program guide and a switched digital video client on Motorola set-top boxes.

We featured our switched digital broadcast solution in conjunction with C-COR headend components. Switched digital is generating a lot of interest in the cable business as a pragmatic solution to the bandwidth and capacity pressures that operators are feeling as they seek to add HDTV, VOD and other digital channels; as they upgrade speed and throughput on their high-speed data offering; and as they add competitive voice services. As many of you know, cable’s bandwidth in each fiber neighborhood is fixed and cannot be expanded without undertaking a costly, time consuming and disruptive upgrade of the physical coaxial cable plant. There are a number of ways for operators to make better use of their capacity, including fiber node splitting, better digital compression technologies, and the recapture of analog spectrum. All of these have practical limitations. The ultimate strength of cable’s Hybrid Fiber Coax plant stems from the fact that there is enough capacity within each neighborhood to ultimately send a different video (or data or voice) stream to each customer. In the end, cable has almost limitless capacity as long as it does not burden its bandwidth in a given neighborhood with too much programming, which no one in that area is watching. The answer to this puzzle lies with having software in the set-top box, which reports what the customer wants to watch, and causes a switch at the headend or fiber hub to route that signal to the right neighborhood, to the exclusion of signals which no one is watching right now. This is exactly the mechanism which underlies video on demand. As cable races to add more HDTV, in particular, switched video will become an important tool. Our demonstration of switched video on the widely-deployed Motorola family of boxes was the first of its kind to the best of our knowledge.
Because of differing market situations, switched digital fills a more immediate need for some cable operators than others. I can’t tell you when we might find our first customer for our solution, but the fact that we can claim a strong switched video offering as part of our portfolio puts us where we need to be to begin to address the set-top software needs of U.S. MSOs.
At both NCTA, and just last week at the Cable Advertising Bureau conference, we have seen an increasing interest in our comprehensive suite of advanced advertising solutions. Some people who have long-term familiarity with OpenTV focus on our SpotOn addressable advertising product and the interactive advertising technologies with their roots in Wink. In fact, today, addressable and interactive ads are only a piece of what we can do. The reason advanced advertising has taken time to develop is not because the technology doesn’t work — it does, and has for some time. The reason is that executing advanced advertising requires the efforts of not just a technology provider and a cable operator, but also the advertising community, as they increasingly realize that hundreds of millions of television ad dollars are moving to the Internet in search of increased interactivity and accountability. Our focus on providing a comprehensive solution set addresses this need and helps bring all these parties to the table.
Our advertising suite consists of three elements:
•	First, enhanced advertising, which engages audiences and increases accountability by enabling compelling, interactive advertising applications to be created, validated, scheduled and launched more quickly and less expensively.

•	Second, addressable advertising, which delivers more relevant, targeted ads based on household-specific profiles. This service can be provided at the set-top if the operator wants to provide linear or DVR addressability, or elsewhere in the plant if they are looking to provide session-based addressability, such as in a VOD or networked DVR environment.

•	The third element is sales and inventory management support, or what is commonly known as traffic and billing systems. This is where last year’s acquisition of CAM Systems fits in. CAMS, coupled with our existing AdVision business, helps give us a market share in excess of 40% in local ad sales and inventory management in the U.S. We count all of the top five MSOs as customers and we currently service 15 of the top 25 U.S. television markets. These solutions include sophisticated recording capabilities and the ability to support both traditional and advanced ad inventory.

This should give a good flavor of the solutions we are actively showing in the marketplace. The key takeaway is that we continue to make enhancements to our middleware offerings, but that we also aren’t simply a middleware provider — we have other applications and solutions to meet the demand of domestic and international cable operators. In fact, at the NCTA booth, we frequently heard visitors express surprise that we do things other than middleware. We can now lay claim to a significant position in what we believe are the three critical links of the interactive chain: the middleware or operating systems; advanced advertising solutions; and applications. Residing in an attractive space between content and infrastructure players on one end and the set-top manufacturers on the other, we think OpenTV is the only company in the market with such a strong presence in each of these three critical sectors.
One big question is when the U.S. market will deliver OpenTV new cable customers. While our discussions with U.S. cable operators continue, it’s important to remember that it is still very early days for middleware deployment in the U.S. cable sector. With the latest round of consolidation, U.S. cable operators will be faced with a broad mix of different set-top boxes, sometimes within the same market. OpenTV solutions will enable operators to cost effectively manage and extend the life of their entire portfolio of set-top boxes, while allowing for new applications and services to be rolled out consistently and quickly to all subscribers. We think that value proposition has become much more apparent to the market.
We are also aware that many of you want to know about the status of our Liberate litigation. We continue to work and to make progress in regards to our discussions with Double C Technologies and its principal partner, Comcast, in seeking a constructive way to resolve that litigation. At the same time, we continue to work with Comcast in preparation for a deployment of our addressable advertising offering. And they remain a committed customer for our advertising sales and inventory management solutions.
I have focused my comments today on developments and current activity in the U.S. But I’d be remiss if I didn’t add the more complete perspective – that we continue to enjoy a leadership position in the international marketplace, which is much further along than the U.S. in many respects. During the fourth quarter of 2005, we signed a large deal with India’s Essel Group, which we discussed on our last call. Planning and implementation work is progressing well. Other opportunities across Asia remain encouraging today. We’re also active on a new Latin American deployment, the details of which we’re not yet at liberty to discuss. We continue to actively service large customer engagements in Europe and Asia with customers like BSkyB in the U.K. and FOXTEL in Australia. Just yesterday, we announced our customer, TPS, the French satellite operator, is launching HDTV boxes running OpenTV middleware in preparation for the World Cup. This international activity continues to add solid growth to our middleware revenues at OpenTV, so when we are able to announce our first major U.S. middleware engagement, that should only be incremental to a strong outlook for this piece of our business. We just recently passed 67 million set-top boxes shipped with our core software. This is the kind of global footprint that demonstrates that our solutions are essential to the day-to-day functions of many operators. It also means that there is a continuing pipeline of very interesting opportunities, which we think will become more valuable as digital penetration marches forward.
In conclusion, we remain enthusiastic about the remainder of 2006 based on the momentum we carried over from 2005 and continued traction we witnessed in the first quarter. We have the strongest portfolio of applications and solutions in our company’s history at a time when interest and demand continue to build. We have every reason to believe that the biggest opportunities still lie ahead for us. And we will look to take advantage of these opportunities while managing toward improved Adjusted EBITDA in 2006 on a full-year basis.
We look forward to updating you on our operating progress as we deliver against our plan in 2006. With that, we will turn the call over to questions. Operator?